EXHIBIT 10.20

Related Party Transactions Policy

The Board of Directors (the “Board”) of Phyhealth Corporation (the “Company”) has adopted the following policy with regard to Related Party Transactions, as defined below.

Policy

Related Party Transactions, which are limited to those described in this policy, shall be subject to the approval or ratification by the Board in accordance with this Policy.

Background

Our Code of Ethics, which applies to all employees and directors, provides that all conflicts of interest should be avoided. Pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission (“SEC”), certain transactions between the issuer and certain related persons need to be disclosed in our filings with the SEC. In addition, under Section 144 of the Delaware General Corporation Law, certain transactions between the Company and our directors and officers may need to be approved by our Board of Directors or a duly authorized Committee of the Board. This Policy is intended to provide guidance and direction on Related Party Transactions.

Definition

A “Related Party Transaction” is any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Under Item 404(a), the Company is required to disclose any transaction occurring since the beginning of the registrant's last fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $1,000, and in which any related person had or will have a direct or indirect material interest. “Related Party Transaction” also includes any material amendment or modification to an existing Related Party Transaction.

“Related Party” means any of the following:

•	a director (which term when used herein includes any director nominee),
•	an executive officer,
•	a person known by the Company to be the beneficial owner of more than 5% of the Company's common stock (a “5% stockholder”),
•	or a person known by the Company to be an immediate family member of any of the foregoing.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner.

Identification of Potential Related Party Transactions

Related Party Transactions will be brought to management's and the Board's attention in a number of ways. Each of our directors and executive officers is instructed and periodically reminded to inform the Secretary of any potential Related Party Transactions. In addition, each director and executive officer shall complete a questionnaire on an annual basis designed to elicit information about any potential Related Party Transactions.
Any potential Related Party Transactions that are brought to our attention are analyzed by our legal counsel, in consultation with management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a Related Party Transaction requiring compliance with this Policy.

Review and Approval of Related Party Transactions

At each of its meetings, the Board will be provided with the details of each new, existing or proposed Related Party Transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and to the relevant Related Party. In determining whether to approve a Related Party Transaction, the Board will consider, among other factors, the following factors to the extent relevant to the Related Party Transaction:

•	whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;
•	whether there are business reasons for the Company to enter into the Related Party Transaction;
•	whether the Related Party Transaction would impair the independence of an outside director, if applicable; and
•
whether the Related Party Transaction would present an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director's, executive officer's or Related Party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Board deems relevant.

Any member of the Board who has an interest in the transaction under discussion will abstain from voting on the approval of the Related Party Transaction, but may, if so requested by the Chairperson of the Board, participate in some or all of the Board's discussions of the Related Party Transaction. Upon completion of its review of the transaction, the Board may determine to permit or to prohibit the Related Party Transaction.

A Related Party Transaction entered into without pre-approval of the Board shall not be deemed to violate this Policy, or be invalid or unenforceable, so long as the transaction is brought to the Board as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

Amendment

The Board of Directors may amend or otherwise modify this Policy from time to time with the approval of a majority of the Directors.

Approved by Board of Directors, May 12, 2010, and effective when the Phyhealth Registration is declared effective.

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Robert Trinka, Director

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Fidel Rodriguez, Director

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Richard Goulding, Director